UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2012

PEDIATRX INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

90 Fairmount Road West, Califon, NJ	07830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 975-0753

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On June 27, 2012, we entered in to a Termination Agreement (the “Termination Agreement”) with Apricus Biosciences, Inc. (“Apricus”) pursuant to which the parties acknowledged that they have formally terminated discussion regarding the proposed merger of the two companies.

We had entered into a term sheet dated January 26, 2012 (the “Term Sheet”) and a letter agreement dated February 21, 2012 (the “Letter Agreement”) with Apricus. The Term Sheet contemplated, in addition to the execution of a co-promotion agreement (the “Co-Promotion Agreement”), an asset purchase agreement (the “Asset Purchase Agreement”) and an assignment agreement, which three agreements were signed on February 21, 2012, a non-binding expression of interest in the merger of our company with Apricus. The Letter Agreement refined the timing with respect to the parties’ agreement that Apricus would pay to our company $1,000,000 in Apricus’s unregistered common stock if our two companies did not merge by June 1, 2012, (or such other date as may be mutually agreed to by the Parties). As of June 1, 2012, Apricus and PediatRx had mutually agreed to terminate discussions regarding the proposed merger.

Pursuant to the Termination Agreement, Apricus has agreed to issue and deliver to us 373,134 shares of its common stock in full satisfaction of its obligation to pay us $1,000,000 in common stock as additional consideration to be paid by Apricus under each of the Asset Purchase Agreement and Co-Promotion Agreement.

In addition, pursuant to the Termination Agreement, Apricus has agreed to file a Registration Statement on Form S-3 by July 31, 2012, registering these shares for resale. At such time as the shares become eligible for resale pursuant to a valid and effective registration statement or pursuant to an exemption from the registration requirement of the Securities Act of 1933, including Rule 144, we have agreed that if we propose to sell any of the shares on a public market or quotation service, we will only be permitted to sell on any given trading day, such number of shares as does not exceed 5% of the average daily volume of the Apricus’s common stock traded in the previous five trading days.

Item 9.01      Financial Statements and Exhibits.

(d)     Exhibits.

10.1	Termination Agreement between Apricus Biosciences, Inc and PediatRx Inc. dated June 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDIATRX INC.

/s/ Cameron Durrant
Cameron Durrant
President, Chief Executive Officer and Director

Date: June 28, 2012